EXHIBIT 12
                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)






                                               For the Nine Months
                                               Ended September 30,
                                                       1999
1. Earnings

   (a) Income from continuing operations
       before deductions for taxes and interest   $   4,603

   (b) Portion of rental expense representative
       of interest factor                                72

   (c) Equity in losses from less-than-50%-owned
       investments (accounted for under the
       equity method of accounting)                     420

   (d) Excess of earnings over distributions of
       less-than-50%-owned investments
       (accounted for under the equity method
       of accounting)                                   (56)

   TOTAL                                          $   5,039

2. Fixed Charges

   (a) Interest                                   $     761

   (b) Portion of rental expense representative
       of interest factor                                72

         TOTAL                                    $     833

   Ratio (1 divided by 2)                              6.05